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                                   AGREEMENT

         AGREEMENT effective August 15, 1986, between Bankers Security Life Insurance Society ("Bankers"), having its principal place of business at 1701 Pennsylvania Avenue, NW, Washington, DC 20006, and Oppenheimer Management Corporation, having its principal place of business at Two Broadway, New York, New York 10004 ("OMC").

         WHEREAS, Bankers intends to utilize Oppenheimer Variable Account Funds (the "Fund") as the underlying investment vehicle for premiums and additional payments allocated to any separate account Bankers has or may create to utilize the Fund, and

         WHEREAS, OMC is the Investment Adviser to the Fund;

         WHEREAS, OMC makes shares of the Fund available for sale only to variable life insurance separate accounts and variable annuity separate accounts, and that such variable annuity separate accounts may be of insurance companies not affiliated with Bankers or any of Bankers' affiliated companies (hereinafter referred to as "shared funding") while such variable life separate accounts are of insurance companies not affiliated with Bankers or any of Bankers' affiliated companies (hereinafter referred to as "mixed funding");

         WHEREAS, a majority of the Board of Trustees of the Fund shall consist of persons who are not "interested persons" of the Fund as defined by Section 2(a)(19) of the Investment Company Act of 1940 ("Independent Trustees"), except that if this condition is not met by reason of the death, disqualification, or bona fide resignation of any trustee(s), then the operation of this condition shall be suspended (a) for a period of 45 days if the vacancy or vacancies may be filled by the Board of Trustees; (b) for a period of 60 days if a vote of shareholders is required to fill the vacancy or vacancies; or (c) for such longer period as the Securities and Exchange Commission (the "Commission") may prescribe by order upon application;

         WHEREAS, the Board of Trustees of the Fund will monitor the Fund of the existence of any material irreconcilable conflict between the interests of the policyowners of all separate accounts investing in the Fund, which conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any portfolio are being managed; (e) a difference in voting instructions given by participating insurance companies or owners of variable annuity contracts and owners of variable life contracts; or (f) a decision by an insurer to disregard the voting instructions of policyowners.

         WHEREAS, the Fund and/or Bankers shall comply with Rules 6e-2, 6e-3(T) and, if adopted, 6e-3, promulgated pursuant to the Investment Company Act of 1940, if and to the extent they are amended to provide exemptive relief with respect to mixed or shared funding; and

         WHEREAS, the Board of Trustees' determination of the existence of a material irreconcilable conflict and its implications shall be made known promptly in writing to Bankers and any other participating insurance companies, and all reports received by the Board of Trustees of the Fund and all action with regard to a conflict will be properly recorded in the minutes of the Board of Trustees or other appropriate records, which will be made available to the Securities and Exchange Commission upon request;

         WHEREAS, no penalty will be imposed by the Fund on Bankers for withdrawing assets from the Fund (or any portfolio of the Fund) in the event of a material irreconcilable conflict should this said withdrawal be determined as necessary to remedy or eliminate such conflict.

         NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree, as follows:

         1. Bankers and OMC, as a matter of ongoing responsibility, will undertake and shall promptly report to the Fund's Board of Trustees any potential or existing material irreconcilable conflict between the policyowners. Bankers and OMC will be responsible for assisting the Board in carrying out its responsibilities in monitoring such conflicts, by providing the Board in a timely manner with all information reasonably necessary for the Board to consider any issues raised, INCLUDING INFORMATION AS TO A DECISION BY BANKERS TO DISREGARD VOTING INSTRUCTIONS OF POLICYOWNERS.

         2. If it is determined by either a majority of the Board of Trustees of the Fund or a majority of its Independent Trustees that a material irreconcilable conflict exists, Bankers, at its own expense and to the extent reasonably practicable (as determined by a majority of the Fund's Independent Trustees) will take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (a) withdrawing the assets allocable to some or all of its separate account from the Fund (or any portfolio of the Fund) and reinvesting such assets in a different investment medium, including another portfolio of the Fund, or submitting the question of whether such segregation should be implemented to a vote of all affected policyowners and, as appropriate, segregating the assets of any group voting in favor of segregation, or offering to the affected policyowners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

         For purposes of this paragraph 2, a majority of the Independent Trustees shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Fund or OMC be required to establish a new funding medium for any variable contract. Bankers shall not be required by this paragraph 2 to establish a new funding medium for any variable annuity contract if an offer to do so has been declined by vote of a majority of the policyowners adversely affected by the material irreconcilable conflict. Bankers will recommend to its policyowners that they decline an offer to establish a new funding medium only if it believes it is in the best interests of the policyowners to do so.

         3. Bankers will provide pass-through voting privileges to all variable policyowners so long as the Commission continues to interpret the Act to require pass-through voting privileges for variable policyowners. Bankers shall be responsible for assuring that each of its separate accounts investing in the Fund calculates voting privileges in a manners consistent with other participating companies, and will vote shares of the Fund held in its separate account for which no timely voting instructions are received from policyowners, as well as shares it owns, in the same proportion for which voting instructions are received.

         4. OMC and Bankers shall at least annually submit to the Fund's Board of Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the obligations imposed upon them herein, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustee.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                         BANKERS SECURITY LIFE INSURANCE SOCIETY

                                                 /s/ Frances A. Podlesney
                                         By:------------------------------------
                                                      Vice President
Attest:

         /s/ Robert B. Saginaw
------------------------------------

                                            OPPENHEIMER MANAGEMENT CORPORATION

                                                   (illegible)
                                         By:------------------------------------

                                                  Executive Vice President

Attest:

         (illegible)
------------------------------------
         Secretary